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                                   EXHIBIT 11

                      H. J. Heinz Company and Subsidiaries
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)
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                                                                                            Six Months Ended
                                                                                        ------------------------
                                                                                        November 1,   October 26,
                                                                                            1995         1994
                                                                                            ----         ----
                                                                                          FY 1996       FY 1995

Primary income per share:
     Net income.......................................................................   $  332,636    $ 294,308
     Preferred dividends..............................................................           30           33
                                                                                        ------------  -----------
     Net income applicable to common stock............................................   $  332,606    $ 294,275
                                                                                        ============  ===========
     Average common shares outstanding and common stock equivalents...................      376,436      374,940
                                                                                        ============  ===========

     Net income per share--primary....................................................   $      .88    $     .78
                                                                                        ============  ===========
Fully diluted income per share:
     Net income.......................................................................   $  332,636    $ 294,308
                                                                                        ============  ===========
     Average common shares outstanding and common stock equivalents...................      376,436      374,940
     Additional common shares assuming:
       Conversion of $1.70 third cumulative preferred stock...........................          479          527
       Additional common shares assuming options were exercised
          at the period-end market price..............................................        1,193          804
                                                                                        ------------  -----------
     Average common shares outstanding and common stock equivalents...................      378,108      376,271
                                                                                        ============  ===========
       Net income per share--fully diluted............................................   $      .88    $     .78
                                                                                        ============  ===========
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               All amounts in thousands except per share amounts.

        Note: Share and per share amounts have been adjusted to reflect the three-for-two stock split, which was effective October 3, 1995.

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